UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2016

Old Second Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10537	36-3143493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 South River Street
Aurora, Illinois  60507
(Address of principal executive offices) (Zip code)

(630) 892-0202
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On October 28, 2016, Old Second National Bank (the “Bank”), a wholly owned subsidiary of Old Second Bancorp, Inc. (the “Company”), completed its previously announced acquisition of the Chicago branch of Talmer Bank and Trust (“Talmer”).  As a result of the transaction, the Bank acquired approximately $223.4 million of loans and assumed approximately $48.9 million of deposits, for an aggregate purchase price of $181.0 million, which includes a premium of $6.5 million.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

In connection with the transaction, the Company appointed Gary Collins, age 58, as Vice Chairman and a director of the Company, and as a director of the Bank, effective as of October 28, 2016.  Mr. Collins will serve as a Class III director of the Company, to serve for a term expiring at the annual meeting of stockholders in 2019 or until his successor has been duly elected and qualified.  He has been named to the board’s executive committee and capital committee.

Prior to joining the Company, Mr. Collins served as the Vice Chairman of Talmer Bancorp, Inc. (“Talmer Bancorp”), a position he held since 2011, and as a director of Talmer Bancorp from 2010 to August 2016.  Previously, Mr. Collins served as Chairman and Co-Chief Executive Officer of Lake Shore Wisconsin Corporation, a bank holding company, from 2010 until 2011, and as a founding Managing Director and Vice Chairman of The Private Bank—Chicago from 1991 until 2009.

As Vice Chairman, Mr. Collins will receive an annual salary and be eligible for an annual cash bonus pursuant to the terms of the Company’s non-equity incentive compensation plan.  Mr. Collins also received a grant of 16,000 restricted stock units, all of which are subject to a three-year vesting period, and will be eligible to receive annual equity grants.  Mr. Collins will be entitled to participate in the Company’s Amended and Restated Voluntary Deferred Compensation Plan for Executives and Directors, and the Company’s other employee benefit plans and programs.  In connection with his appointment, Mr. Collins also entered into a compensation and benefits assurance agreement, which provides for certain payments and benefits in the event of a qualifying termination of his employment in connection with a change-of-control transaction with respect to the Company. The terms of this agreement are substantially identical to the terms of the compensation and benefits assurance agreements described in the Company’s proxy statement for its 2016 annual meeting stockholders under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control—Assurance Agreements,” which description is incorporated herein by reference.  In addition, Mr. Collins will be subject to a non-solicitation obligation for a period of one-year following termination of his employment.

Item 7.01.                                        Regulation FD Disclosure.

On October 31, 2016, the Company issued a press release announcing the completion of the Talmer branch acquisition.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information furnished pursuant to this Item and the related exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.                                        Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated October 31, 2016

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2016	OLD SECOND BANCORP, INC.

	By:	/s/ J. Douglas Cheatham
	Name:	J. Douglas Cheatham
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 31, 2016